UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2009

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49916	84-1573084
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

6312 S. Fiddler’s Green Circle, Suite 200N Greenwood Village, Colorado		80111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 846-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 3, 2009, Red Robin Gourmet Burgers, Inc. (the “Company”) announced the appointment of Marcus Zanner to its board of directors, which will expand the board from seven to eight members.  Mr. Zanner is the former president and majority owner of Great Western Dining, which operated more than 40 restaurants, including the 13 Red Robin® restaurants in Washington that were purchased by the Company in 2006. Mr. Zanner brings to the board considerable restaurant and financial services experience and, due to his past association with the Company, a deep understanding of the Red Robin brand and culture which the board believes will help strengthen the Company and position it for future growth.

Mr. Zanner has a long and successful history with the Company.  He was one of the first franchisees of the Company, as an owner and principal of four entities that owned the Red Robin restaurants® operated by GWD.  GWD’s first Red Robin restaurant® was opened in South Seattle in December 1981, and was the Red Robin system’s highest volume restaurant for many years with annual sales exceeding $6 million at its highest level. It currently remains in the top tier units. The GWD restaurants as a group were also the highest average unit volume restaurants in the Red Robin system for several years.  While a franchisee, Mr. Zanner served on or directed his representatives on the Company’s advertising and franchise business councils. GWD was also responsible for developing several operations processes later adopted by the Company.

Mr. Zanner’s restaurant experience also includes Papa John’s Pizza restaurants beginning in 1999. Great Western Dining eventually expanded its Papa John’s Pizza operations to 30 locations in Washington and Oregon.  In 2006, these restaurants were sold, and Mr. Zanner is no longer affiliated with Papa John’s Pizza.

In connection with the appointment and pursuant to the terms of the Company’s Amended and Restated 2007 Performance Incentive Plan, the Compensation Committee granted 5,000 non-qualified options to Mr. Zanner on June 3, 2009.  Such options vest and become exercisable in equal monthly installments over the 24-month period following the date of grant.  The fair market value of common stock on the date of grant was $17.67 per share.

The information required by Item 404(a) of Regulation S-K is set forth below under Item 5.05 and is incorporated herein by reference.

Item 5.05       Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

In connection with the purchase of the 13 Red Robin® restaurants from Great Western Dining in 2006, the Company assumed pre-existing leases on the restaurants.  Mr. Zanner is a principle of and holds, directly or indirectly, interests of between 50% and 66 2/3% in each of three privately-held entities that hold the leases for three of the Company’s restaurants in Washington. The Company pays approximately $552,000 annually in aggregate minimum monthly rent for the three restaurants, plus a percentage of gross sales for each restaurant to the extent the gross sales exceed the minimum monthly rent, and other routine fees payable to landlords such as taxes and common area maintenance charges.  For the fiscal year 2008, the Company paid total rent of $1,220,232 for these three restaurants, including percentage rent, and related taxes and fees.  For fiscal year 2009, the Company expects to pay the same aggregate minimum monthly rent, plus percentage rent, if any, which varies according to sales from the prior month.

In connection with Mr. Zanner’s appointment to the board, the Audit Committee of the board of directors has reviewed the aforementioned pre-existing lease relationships with

Mr. Zanner pursuant to the Company’s Code of Ethics. The Audit Committee has approved a waiver for Mr. Zanner under Section II. A of the Code, Conflicts of Interest, Financial Interests, of the limitations on his ownership interests in “an entity that is a vendor, supplier, contractor or competitor of the Company.”  A copy of the Company’s Code of Ethics may be found on its website at www.redrobin.com in the Investors section.

Item 8.01. Other Events

The Company also announced that its board of directors has recently approved the development of 15 new company-owned Red Robin® restaurants in 2010.  Planned locations, timing of openings and other details related to the new restaurant development in 2010 were not available.  The Company intends to maintain broad flexibility and strong capital deployment discipline in any new restaurant development decisions.  The Company plans to continue funding new company-owned restaurant development in 2009 and 2010 with operating cash flow.

A copy of the press release announcing the appointment of Mr. Zanner and the 2010 restaurant development plans is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01     Financial Statements and Exhibits

(d)      Exhibits

Exhibit No.	Description
99.1	Red Robin Gourmet Burgers, Inc. Press Release dated June 3, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2009

RED ROBIN GOURMET BURGERS, INC.

	By:	/s/ Katherine L. Scherping
	Name:	Katherine L. Scherping
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Red Robin Gourmet Burgers, Inc. Press Release dated June 3, 2009.